UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2013

Carey Watermark Investors Incorporated

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-54263	26-2145060
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 2.01 of this Current Report on Form 8-K (the “Report”) is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 20, 2013, a wholly-owned subsidiary of Carey Watermark Investors Incorporated (“CWI”) completed the acquisition of the Renaissance Chicago Downtown Hotel from WSRH Chicago, L.L.C., an unaffiliated third party. The full-service hotel is located in Chicago, Illinois and has 553 rooms. CWI’s investment in the property is approximately $165.7 million in the aggregate, including a $139.0 million purchase price and $26.7 million of planned capital improvements and acquisition-related costs. The hotel will continue to be managed by Marriott International, an unaffiliated third party.

In connection with the acquisition, CWI obtained $90.0 million in non-recourse mortgage loan, with an effective annual interest rate fixed at 4.71% and a maturity date of January 1, 2021.

The foregoing descriptions do not purport to be complete and are subject to, and qualified in their entirety by, reference to the Purchase and Sale Agreement, by and between WSRH Chicago, L.L.C. and CWI Chicago Hotel, LLC, dated as of November 25, 2013, as amended. Copies of the agreement and the amendment are filed hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

(a) and (b)

Pursuant to Items 9.01(a) and (b) of Form 8-K, the registrant hereby undertakes to file any financial statements required to be filed in response to Item 2.01 of Form 8-K through an amendment to this Report within 71 days after the date that this Report is filed.

(d) Exhibits

Exhibit No.	Description

10.1	Purchase and Sale Agreement, dated as of November 25, 2013, by and between WSRH Chicago, L.L.C. and CWI Chicago Hotel, LLC.

10.2	First Amendment to Purchase and Sale Agreement, dated as of December 12, 2013, by and between WSRH Chicago, L.L.C. and CWI Chicago Hotel, LLC.

99.1	Press Release titled “Carey Watermark Investors Acquires the Renaissance Chicago Downtown Hotel for $139 Million, Adding Top Market to Portfolio” issued on December 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carey Watermark Investors Incorporated

Date: December 24, 2013	By:	/s/ Catherine D. Rice
Catherine D. Rice
Chief Financial Officer